Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of July 2, 2025 (the “First Amendment Effective Date”), by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and INTELLIA THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of February 18, 2025 (the “Lease”). Pursuant to the Lease, Tenant leases approximately 101,164 rentable square feet, consisting of (i) a portion of the basement level known as Suite 001, containing approximately 3,825 rentable square feet, (ii) a portion of the first floor known as Suite 100, containing approximately 4,967 rentable square feet (the “First Floor Premises”), (iii) the entire second floor known as Suite 200, containing approximately 23,093 rentable square feet, (iv) the entire third floor known as Suite 300, containing approximately 23,093 rentable square feet, (v) the entire fourth floor known as Suite 400, containing approximately 23,093 rentable square feet, and (vi) the entire sixth floor known as Suite 600, containing approximately 23,093 rentable square feet (the “Original Premises”) in that certain building located at 400 Technology Square, Cambridge, Massachusetts. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The “Commencement Date” of the Lease with respect to the Original Premises occurred on July 1, 2025.

C. As reflected in Section 39(b) of the Lease, Tenant agreed to lease the entire seventh floor known as Suite 700, as more particularly described in Exhibit G of the Lease (the “Seventh Floor Premises”) as of the Seventh Floor Premises Commencement Date.

D. The rentable square footage of the (i) Fifth Floor Premises was correctly reflected on Exhibit G as 23,093 rentable square feet, but incorrectly reflected in Section 39(a) of the Lease as 23,014 rentable square feet, and (ii) Seventh Floor Premises was correctly reflected on Exhibit G as 23,093 rentable square feet, but incorrectly reflected in Section 39(b) of the Lease as 23,014 rentable square feet.

E. Landlord has completed the infill of the existing interior staircase between the seventh floor and the eight floor contemplated under Section 39(b) of the Lease.

F. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) provide for the “Seventh Floor Premises Commencement Date” to occur on July 5, 2025, and (ii) correct the rentable square footage of the Fifth Floor Premises and the Seventh Floor Premises reflected in the body of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Definitions. Commencing on the Seventh Floor Premises Commencement Date, the defined terms “Premises,” “Rentable Area of Premises” and “Tenant’s Share of Operating Expenses of Building” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Project, containing approximately 124,257 rentable square feet, consisting of (i) a portion of the basement level known as Suite 001, containing approximately 3,825 rentable square feet, (ii) a portion of the first floor known as Suite 100, containing approximately 4,967 rentable square feet, (iii) the entire second floor known as Suite 200, containing approximately 23,093 rentable square feet, (iv) the entire third floor known as Suite 300, containing approximately 23,093 rentable square feet, (v) the entire fourth floor known as Suite 400, containing approximately 23,093 rentable square feet, (vi) the entire sixth floor known as Suite 600, containing approximately 23,093 rentable square feet, and (vii) the entire seventh floor known as Suite 700 containing approximately 23,093 rentable square feet, all as shown on Exhibit A, subject to adjustment pursuant to Section 39.”

“Rentable Area of Premises: 124,257 sq. ft., subject to adjustment pursuant to Section 39.”

“Tenant’s Share of Operating Expenses of Building: 55.27%, subject to adjustment pursuant to Section 39.”

Seventh Floor Premises Commencement Date, Exhibit A attached to the Lease shall be amended to include the Seventh Floor Premises and Exhibit G attached to the Lease shall be amended to delete the Seventh Floor Premises.

2.
Rent Commencement Date. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the “Rent Commencement Date” with respect to both the Original Premises and the Seventh Floor Premises shall be September 1, 2026.
3.
Seventh Floor Tenant Improvements. Notwithstanding anything to the contrary contained in the Lease, the design and construction of the Tenant Improvements in the Seventh Floor Premises shall be subject to the Work Letter attached to the Lease.
4.
Seventh Floor Premises Must-Take. Notwithstanding anything the contrary contained herein, Section 39(b) of the Lease is deleted in its entirety and is of no further force or effect.
5.
Base Rent Abatement Period. Notwithstanding anything to the contrary contained herein, the second sentence of the third paragraph of Section 3(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“The Abatement Period and the Fifth Floor Premises Abatement Period (as defined in Section 39(a)) may be referred to collectively herein as the “Base Rent Abatement Periods.”

6.
Fifth Floor Premises. Commencing on the First Amendment Effective Date, the rentable square footage of the Fifth Floor Premises reflected in Section 39(a) shall be deleted and replaced with “23,093 rentable square feet”.
7.
Re-Measurement. Landlord and Tenant acknowledge and agree that as of the First Amendment Effective Date, the parties are considering changes to the configuration and size of the First Floor Premises that would result in an increase to the rentable square footage of the First Floor Premises and to each other floor of the Premises. Landlord and Tenant agree that once the plans for the reconfiguration of the First Floor Premises have been finalized, the rentable square footage of the Premises shall be calculated by Stevenson Systems prior to the Rent Commencement Date using the Office Buildings: Standard Methods of Measurement ANSI/BOMA Z65.1-2017 Method A as a guideline for a Multi-Occupant Building (the “Measurement Standard”). A copy of the letter or report from Stevenson Systems setting forth its calculation using the Measurement Standard, together with all documentary support therefor, shall be furnished to Landlord and Tenant and shall be binding upon Landlord and Tenant (the “Notice of Re-determination of RSF”) and the parties shall enter into an amendment to the Lease to reflect the results as set forth in the Notice of Re-determination of RSF in the definitions of “Premises,” “Rentable Area of Premises,” “Fifth Floor Premises” and “Tenant’s Share of Operating Expenses” shall be adjusted.

8.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about the transactions set forth herein, provided that the parties acknowledge that Newmark acted as the Broker in connection with the negotiation and execution of the original Lease. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Newmark, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
9.
OFAC. Tenant and, to Tenant’s knowledge, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
10.
Miscellaneous.
a.
This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.
This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.
c.
This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.
Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail with respect to any provision that is the subject of this First Amendment, including any provision amended by the following sentence of this Section 7(d), and the provisions of the Lease shall prevail with respect to any other provision of the Lease. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

INTELLIA THERAPEUTICS, INC.,
a Delaware corporation

By: /s/Edward Dulac

Name: Edward Dulac
Its: Chief Financial Officer

□ I hereby certify that the signature, name,
and title above are my signature, name and title

LANDLORD:

ARE-TECH SQUARE, LLC,

a Delaware limited liability company

By: ARE-MA Region No. 31, LLC,

a Delaware limited liability company,

managing member

By: Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

By: ARE-QRS Corp.,
a Maryland corporation,
general partner

By: /s/ Scott Sherwood

Name: Scott Sherwood
Its: VP – Real Estate Legal Affairs